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                          MEMORANDUM OF UNDERSTANDING


     This Memorandum of Understanding is effective as of the 17th day of March, 1997, between GATEWAY ENERGY CORPORATION ("Gateway") and ABTECH RESOURCES, INC. ("Abtech") and is intended to memorialize the terms of an arrangement by which MICHAEL T. FADDEN, ("Fadden"), as principal and owner of Abtech, will provide management, operating, consulting, and other services to Gateway.

     1. RESPONSIBILITIES. Fadden's primary responsibilities to Gateway will include the following:

         a. Work with Gateway management to resolve management, operation, and ownership issues of the Joint Ventures between Gateway and Shoreham Pipeline Company (the "Shoreham Issues"); such resolution may include, in whole or in part, sale or exchange of ownership interests, or assumption of management and operations of the Joint Ventures. Any resolution of the Shoreham Issues as set forth in this paragraph, or otherwise, which is acceptable to Gateway management will be considered "Closing of the Shoreham Issues"; Gateway will notify Fadden in writing when the Closing of the Shoreham Issues occurs;

         b. Work with Gateway management to locate, analyze, negotiate and acquire gas gathering or gas processing assets;

         c. Analyze all existing properties, review and evaluate the operating managers and supervise their ongoing performance. To ensure optimum performance of all assets, operations and operating managers (to be mutually agreed upon by Gateway and Fadden) will report directly to Fadden.

         d. Design and implement a plan to allow Gateway to efficiently and cost-effectively operate all properties;

         e. Establish and enhance Gateway's capability to manage and operate existing properties, and to analyze and acquire new properties.

         f.  Manage Gateway's Houston office in a cost-conscious manner; and

         g. Perform such other responsibilities as are assigned to Fadden by Gateway from time to time and agreed to by Gateway and Fadden.
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     2.  FEE. From the date this Memorandum of Understanding is entered into by the parties, through thirty (30) days following the Closing of the Shoreham Issues, Gateway will pay Abtech for Fadden's services the sum of $6,875.00 per month (or an appropriately prorated amount for any portion of a month).

     Thirty (30) days following the Closing of the Shoreham Issues, provided Fadden is then an officer of Gateway as set forth in paragraph 4 below, Fadden's salary will be $10,000.00 per month (or an appropriately prorated amount for any portion of a month).

     As an inducement for Fadden to undertake and to fulfill the responsibilities of this Memorandum of Understanding between Gateway and Abtech, Gateway will issue directly to Fadden, warrants to purchase 50,000 shares of Gateway Common Stock, effective with the date of this Memorandum of Understanding. The exercise price will be the market price on the effective date of issue, and will be exercisable at any time during the ten (10) year period beginning with the date of issue.

     3. EXPENSES. Gateway will reimburse Abtech monthly for all reasonable out of pocket expenses incurred for Gateway activities. Gateway will pay Advanced Extraction Technologies, Inc. directly for certain office equipment and expenses as set forth in Attachment 1. An imprest fund in the amount of $10,000 will be established at Bank One in Houston for payment of expense accounts, phone bills and incidental expenses. Fadden will submit monthly expense reports itemizing all expenses for which payment has been made during the preceding thirty (30) day period, along with monthly bank statements for the reimbursement account at Bank One.

     4. OFFICER POSITION/STOCK WARRANTS. It is contemplated by the parties that the Closing of the Shoreham Issues will take place within twelve (12) months following the date this Memorandum of Understanding is entered into by the parties. Immediately upon the Closing of the Shoreham Issues, Fadden will consider the option of becoming Gateway's Chief Operating Officer ("COO"). If Fadden accepts the option of becoming Gateway's COO within thirty (30) days of the Closing of the Shoreham Issues, Fadden, upon becoming COO, will receive Common Stock Purchase Warrants or Incentive Stock Options, (such options containing terms and conditions customary for qualified stock options), in an amount equal to one and one-half percent (1.5%) (such 1.5% shall be determined after taking into consideration the warrants issued under Paragraph 2 above) of the common equity of Gateway as of said Closing. Such one and one-half percent (1.5%) will be determined after giving effect to the convertible securities, warrants, and options outstanding as of said Closing. The exercise price will be the market price on the date of issue. All warrants or Incentive Stock Options issued to Fadden will be exercisable at any time during the ten (10) year period beginning with the date of issue.


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     If Fadden declines the option of becoming Gateway's COO within thirty
(30) days of the Closing of the Shoreham Issues, or if at any time prior to said Closing gives any indication in writing that he will not become COO of Gateway following the Closing, and if Fadden is not otherwise employed by Gateway, the consulting arrangement memorialized in this Memorandum of Understanding will terminate thirty (30) days after the Closing of the Shoreham Issues. If the Closing of the Shoreham Issues does not occur within twelve (12) months following the date of this Memorandum, as contemplated by the parties, the parties agree that the terms of any further relationship between Gateway and Abtech or Fadden will have to be renegotiated.

     5. TIME COMMITMENT/GATEWAY OPTION. Fadden has advised Gateway that he will have some additional time and travel requirements arising from his presidency of Abtech, in which he has a significant time and monetary interest. This will require no more than 10% to 15% of Fadden's time over the next several months. Fadden has also advised Gateway that in consideration of Gateway allowing him to spend this time and for Gateway's financial support of the development of this project through general and administrative expenditures, Gateway will have the right, but not the obligation, to take up to fifty percent (50%) of Abtech's ownership interest, on the same basis as Abtech, in any gas gathering or gas processing plant project ("Project") in which Abtech elects to participate ("Gateway's Right to Participate"); provided, however, that Gateway's Right to Participate will be in effect only if:

         a.  the Closing of the Shoreham Issues occurs during the next twelve
         (12) months, as contemplated by the parties; and

         b. the agreement to undertake the Project is executed during the term of this Memorandum of Understanding or during the twelve (12) month period following termination of this Memorandum of Understanding; and

         c. Fadden accepts the option of becoming COO as set forth above in paragraph 4.


                                       ABTECH RESOURCES, INC.

                                 By:   /s/ Michael T. Fadden
                                       -------------------------------------
                                       Michael T. Fadden


                                       GATEWAY ENERGY CORPORATION


                                 By:   /s/ Larry J. Horbach
                                       -------------------------------------
                                       Larry J. Horbach


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